RICHMOND, Va. (November 17, 1998)

      Commonwealth Biotechnologies, Inc. (Nasdaq SmallCap Market: CBTE) has received a report from Mattson Jack Group, Mendon, NY, an independent consulting firm, indicating that the company's lead human pharmaceutical, HepArresttm pending, may have significant market potential. The report states that the market potential for HepArrest, assuming approval by the Food and Drug Administration may exceed $250 million dollars per year. There can be no guaranty, however, that HepArrest will receive FDA approval or widespread market acceptance.

      HepArrest is meant to be used in acute surgical situations where the anticoagulant effects of heparin must be reversed. Although the duration of any action of heparin is fairly short, it's not short enough for many cardiovascular procedures. When surgery is over, restoration of clotting function is critical to prevent unwanted bleeding and post-surgical complications.

      "The Company believes that HepArrest may eventually replace the currently available drug, protamine," said Dr. Robert Harris, the company's President and co-inventor of HepArrest. "Physicians are loathe to use protamine because of its potential side-effects. HepArrest is presently in the development stage, but so far, it has met all our expectations, without exhibiting the side effects associated with protamine administration."

      CBI is currently seeking strategic partners to commercialize HepArrest, and has engaged the services of the Mattson Jack Group, to represent it during negotiations.

      Headquartered in Richmond, Virginia, Commonwealth Biotechnologies, Inc. was founded in 1992 and provides comprehensive research and development services to more than 500 private, government and academic customers in the global biotechnology industry.

      This press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used, statements that are not historical in nature including "anticipated," "estimate," "should," "expect," "believe," "intend" and similar expressions are intended to identify forward-looking statements. Such statements are, by their nature, subject to certain risks and uncertainties. Among the factors that could cause actual results to differ materially from those projected are the following: (i) failure to obtain FDA approval of HepArrest, (ii) the failure to develop commercial acceptance of HepArrest, and (iii) the failure to develop financing and/or other business relationships to commercialize the use of HepArrest. Other risks, uncertainties and factors that could cause actual results to differ materially from those projected are detailed from time to time in reports filed by the company with the Securities and Exchange Commission, including Forms 8-K, 10-QSB and 10-KSB.